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                                                                  EXHIBIT (A)(4)


                 [LETTERHEAD OF RESORTQUEST INTERNATIONAL, INC.]




November __, 2002

Dear Stock Option Holder:

         On behalf of ResortQuest International, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange outstanding options granted under the ResortQuest International, Inc. Amended and Restated 1998 Long-Term Incentive Plan (the "Plan") having an exercise price greater than $5.99 per share (the "Options") for new options the Company will grant under the Plan (the "New Options"). All capitalized terms used in this letter which are not defined herein shall have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated October 28, 2002 (the "Offer").

         The Offer expired at 5:00 p.m., New York City Time, on November
26, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange and cancelled Options tendered to it equal to ____________ shares of common stock.

         The Company has accepted for exchange and cancelled the number of Options tendered by you as set forth on Attachment A to this letter.

         In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive New Options under the Plan for the number of shares of common stock equal to a percentage of the number of shares of common stock subject to the Options tendered by you and accepted for exchange. The percentage is determined by the exercise price per share of the Options tendered and accepted for exchange as follows:


           Exercise Price Per Share of Options                          % of Options Tendered and Accepted
            Tendered and Accepted for Exchange                      for Exchange to be Granted as New Options
           -----------------------------------                      -----------------------------------------
   Greater than $5.99 but less than or equal to $10.99                                 50%

                   Greater than $10.99                                               33 1/3%

         The number of New Options you are entitled to is also set forth on Attachment A.

         The per share exercise price of the New Options will equal the last reported sale price of our common stock on the New York Stock Exchange on the date the Company grants the New Options. Regardless of whether or not the options you tendered were vested, the New Options will vest in three equal installments, with the first installment vesting on the first year


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anniversary of the grant date, the second installment vesting on the second year anniversary of the grant date and the third installment vesting on the third year anniversary of the grant date.

         In accordance with the terms of the Offer, the Company will grant you the New Options promptly after May 27, 2003. At that time, as described in the Offer, you will receive promptly a new option agreement executed by the Company.

         In accordance with the terms of the Offer, and as provided in the Plan, you must be an employee of the Company or a participating subsidiary or a director of the Company from the date you tendered options through and including the New Options grant date in order to receive your New Options. If you do not remain an employee or director, you will not receive New Options or any other consideration for the Options tendered by you and cancelled by the Company.

         Should you have any questions in connection with the grant of New Options, please call J. Mitchell Collins at (901) 762-4097 or David Selberg at
(901) 762-4075.


Sincerely,



James S. Olin
President and Chief Executive Officer


Attachment



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                                  ATTACHMENT A



NAME OF OPTION HOLDER:
                      ---------------------------------

SOCIAL SECURITY NUMBER:
                      ---------------------------------

NUMBER OF OPTION
SHARES TENDERED:
                      ---------------------------------

NUMBER OF NEW
OPTION SHARES:
                      ---------------------------------